The information in this prospectus supplement is not complete and may be changed.  This prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2004

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 8, 2004)

THE CONNECTICUT LIGHT AND POWER COMPANY

$   ,000,000
% First and Refunding Mortgage Bonds, 2004 Series A, Due 2014

$   ,000,000
% First and Refunding Mortgage Bonds, 2004 Series B, Due 2034

Interest on both series payable on March 15 and September 15
_______________

The Series A Bonds will mature on September 15, 2014 and the Series B Bonds will mature on September 15, 2034. We may redeem some or all of the Series A Bonds and the Series B Bonds at our option in the manner and at the redemption prices which we describe under “Description of the New Bonds—Optional Redemption” beginning on page S-6 of this prospectus supplement.

There is no sinking fund provision for either the Series A Bonds or the Series B Bonds.

Price % and accrued interest, if any, for the Series A Bonds
Price % and accrued interest, if any, for the Series B Bonds

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Company (1)
Per Series A Bond		%		%		%
Total	$		$		$

Per Series A Bond		%		%		%
Total	$		$		$

(1) Before deducting expenses payable by the Company, estimated to be $ for the Series A Bonds and $ for the Series B Bonds.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series A Bonds and the Series B Bonds to purchasers in book-entry only form through the facilities of The Depository Trust Company in New York, New York on or about September , 2004.

Joint Book-Running Managers

Barclays Capital	JPMorgan

Banc of America Securities LLC
BNY Capital Markets, Inc.
Wachovia Securities
Wedbush Morgan Securities Inc.
The date of this prospectus supplement is September  , 2004.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Series A Bonds and the Series B Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.
_________________

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Where You Can Find More Information	2
Documents Incorporated by Reference	2
Forward-Looking Statements	3
About this Prospectus	3
The Connecticut Light and Power Company	4
Ratios of Consolidated Earnings to Fixed Charges	4
Use of Proceeds	4
Description of the Bonds	4
Legal Opinions	12
Experts	12
Plan of Distribution	12

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of the Series A Bonds and the Series B Bonds (collectively referred to herein as the “New Bonds”) and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the bonds. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell bonds up to a dollar amount of $880,000,000, of which these offerings are a part. In this prospectus supplement, we provide you with specific information about the terms of the New Bonds.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding, in each case, information deemed furnished and not filed, until we sell all the Series A Bonds and the Series B Bonds:

-	Annual Report of the Company on Form 10-K for the year ended December 31, 2003;

-	Quarterly Reports for the Company on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

-	Current Reports for the Company on Form 8-K filed on January 22, 2004, June 15, 2004, June 28, 2004 and August 20, 2004.

We will provide to each person, including any beneficial owner of New Bonds to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Randy A. Shoop
Treasurer
The Connecticut Light and Power Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-3258î

S-1

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act and which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward-looking statements. Actual results or outcomes could differ materially because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets and other presently unknown or unforeseen factors.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Environmental Protection Agency, the Connecticut Department of Public Utility Control and other state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs and present or prospective wholesale and retail competition (including but not limited to transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

THE CONNECTICUT LIGHT AND POWER COMPANY

The Connecticut Light and Power Company (the “Company”), a Connecticut corporation, is a wholly-owned subsidiary of Northeast Utilities (“NU”), a registered public utility holding company for a number of companies comprising the NU system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company--furnish electric service in portions of Connecticut, New Hampshire and western Massachusetts. The Company is the largest electric utility in Connecticut and is engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 1.2 million retail customers in 149 cities and towns in Connecticut. We have two wholly-owned active subsidiaries, CL&P Receivables Corporation, a financing subsidiary, and CL&P Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds as part of a state-sponsored securitization program.

Our principal executive offices are located at 107 Selden Street, Berlin, Connecticut 06037.

S-2

USE OF PROCEEDS

We estimate the net proceeds from the sale of the New Bonds after payment of underwriting discounts and commissions and expenses will be approximately $ î million in the case of the Series A Bonds and $ million in the case of the Series B Bonds. We will use the net proceeds of the offering of the New Bonds (i) to refinance short-term borrowings of the Company previously incurred or to be incurred in the ordinary course of business, including borrowings incurred for the redemption of the $59 million 1994 Series C 8-½% Bonds Due June 1, 2024, which were redeemed on August 10, 2004, (ii) to finance capital expenditures for distribution and transmission facilities expansion and (iii) for general corporate purposes. As of September 8, 2004, we had $265 million of short-term debt outstanding and $100 million in borrowings under our accounts receivable facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

We have derived the summary selected historical consolidated financial data set forth below for the years ended Decemberî31, 1999, 2000, 2001, 2002 and 2003 from our financial statements, audited by Arthur Andersen LLP, independent public accountants, in the case of 1999 and 2000, and Deloitteî& Touche LLP, an independent registered public accounting firm, in the case of 2001, 2002 and 2003. Our financial statements for the three-year period ended Decemberî31, 2003, the accompanying notes and the report of Deloitteî& Touche LLP are included in our Annual Report on Formî10-K for the year ended Decemberî31, 2003, which is incorporated herein by reference. In Marchî2002, we dismissed Arthur Andersen LLP as our external auditor and selected Deloitteî& Touche LLP as our external auditor beginning for the year 2002. In our opinion all adjustments (constituting normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2004 have been made. The income statement data for the six months ended June 30, 2004, is not necessarily indicative of the results that may be expected for an entire year.

The following material, which is presented in this prospectus supplement solely to furnish introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference.

	Six Months Ended June 30, 2004	Year Ended December 31,
	(unaudited)	2003	2002	2001	2000	1999
	(Dollar amounts in thousands, except ratios and per share data)
Income Statement Data
Operating revenues	$1,427,770	$2,704,524	$2,507,036	$2,646,123	$2,935,922	$2,452,855
Operating expenses	1,314,323	2,504,152	2,255,708	2,383,094	2,566,643	2,156,047
Operating income	113,447	200,372	251,328	263,029	369,279	296,808
Net income/(loss)	46,258	68,908	85,612	109,803	148,135	(13,568)

Balance Sheet Data
Total assets	5,388,809	5,206,894	4,786,083	4,727,557	4,764,198	5,298,284
Rate reduction bonds(1)	1,060,902	1,124,779	1,245,728	1,358,653	—	—
Long-term debt, net of current portion	831,158	830,149	827,866	824,349	1,072,688	1,241,051
Preferred stock, net of current portion	116,200	116,200	116,200	116,200	116,200	195,989
Common stockholder's equity	741,196	698,427	695,842	776,835	732,744	941,497
_______________
(1) Rate reduction bonds are non-recourse to the Company.

S-3

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our ratios of consolidated earnings to fixed charges for the six months ended June 30, 2004 and for each of the years ended Decemberî31, 1999 through 2003 are as follows:

	Six Months Ended June 30, 2004	Year Ended December 31,
	(unaudited)	2003	2002	2001	2000	1999
Ratio of Consolidated Earnings to Fixed Charges (1)	2.13	1.75	2.10	2.46	3.07	1.47
_______________
(1) For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, the interest on short-term debt, the interest component of rental expenses and other interest and dividend payments on preferred stock.

CAPITALIZATION

The following table sets forth our debt and equity capitalization as of June 30, 2004 (i)îon a historical basis and (ii)îas adjusted to give effect to this offering of the New Bonds and the application of estimated net proceeds as described under "Use of Proceeds." You should read this table in conjunction with our selected financial data presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference herein.

	June 30, 2004		June 30, 2004
	Actual		As Adjusted
	(thousands)%		(thousands)%
Capitalization:
Long-term debt (1)	$831,158	49%	$	%
Preferred Stock	116,200	7%
Common stockholder's equity	741,196	44%		%

Total Capitalization	$1,688,554	100%	$	%
_______________
(1) Does not include rate reduction bonds.

S-4

DESCRIPTION OF THE NEW BONDS

The description of the New Bonds below supplements the description of the bonds contained in the accompanying prospectus. If the descriptions are inconsistent, this prospectus supplement controls. You should read the accompanying prospectus for a detailed summary of additional provisions of the bonds and of the Indenture. The following summary and the description set forth in the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the Indenture. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

General

The New Bonds are the first two series of bonds issued pursuant to the accompanying prospectus. Each series will be issued under a separate Supplemental Indenture, dated as of September 1, 2004, between us and Deutsche Bank Trust Company Americas (together, the "Supplemental Indentures"), supplementing the Indenture of Mortgage and Deed of Trust, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”), dated as of May 1, 1921, as amended and supplemented (the "Indenture") and as described in the accompanying prospectus. The Series A Bonds are initially being offered in the aggregate principal amount of $ ,000,000 and will mature on September 15, 2014. The Series B Bonds are initially being offered in the aggregate principal amount of $ ,000,000 and will mature on September 15, 2034. Neither the Series A Bonds nor the Series B Bonds are entitled to the benefit of any sinking fund. The Series A Bonds and the Series B Bonds may be redeemed at our option only under the circumstances described in this prospectus supplement under "—Optional Redemption."

The Indenture permits, subject to various conditions and restrictions set forth therein, the issuance of an unlimited amount of additional bonds. Please refer to "Description of the Bonds—Issuance of Additional Bonds; Earnings Coverage " in the accompanying prospectus.

We will issue the New Bonds in fully registered form in denominations of $1,000 and multiples thereof. The Trustee will register transfers and exchanges of the New Bonds and will serve as paying agent for both the Series A Bonds and the Series B Bonds. Principal and interest on the New Bonds will be payable at the Trustee's corporate trust office in New York, New York. We will initially issue both the Series A Bonds and the Series B Bonds in global form. Please refer to "—Global Securities" in this prospectus supplement and "Description of the Bonds—Book-Entry Only System" in the accompanying prospectus.

Amendment and Restatement of the Indenture.

We are currently seeking to amend and restate the Indenture substantially in its entirety. Each holder of the New Bonds, solely by virtue of its acquisition of such New Bonds, will have and be deemed to have consented, without the need for any further action or consent by such holder, to such amendment and restatement. There are material differences between the Indenture as now in effect and as it will be in effect if and when it is amended and restated. Please refer to "Description of the Bonds— Amendment and Restatement of the Indenture " in the accompanying prospectus.

Interest

The Series A Bonds will bear interest at the rate of % per year. The Series B Bonds will bear interest at the rate of % per year. We will pay interest on both the Series A Bonds and the Series B Bonds semiannually in arrears on Marchî15 and Septemberî15 of each year (each, an "Interest Payment Date"), beginning March 15, 2005, and on the maturity date for each series. Interest on the New Bonds shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during such period.

S-5

                Interest on the Series A Bonds and the Series B Bonds will accrue from, and including, the date of such series of New Bonds to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. In addition, principal and interest which is overdue shall bear interest at the rate of % per annum for the Series A Bonds and % per annum for the Series B Bonds.

We will pay the interest due on any Interest Payment Date to the person in whose name the New Bonds are registered at the close of business on any record date. “Record date” with respect to any Interest Payment Date means the March 1 or September 1, as the case may be, next preceding such Interest Payment Date, or, if such March 1 or September 1 shall be a legal holiday or a day on which banking institutions in the Borough of Manhattan, New York, New York are authorized by law to close, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

Earnings Coverage

The section of the prospectus entitled "Description of the Bonds—Issuance of Additional Bonds; Earnings Coverage" sets forth information about earnings coverage requirements of the Indenture. Because we are issuing the New Bonds against prior redeemed bonds (of which we have approximately $685.4 million presently available), the net earnings coverage test described in that section does not apply.

Optional Redemption

The New Bonds of each series may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•    100% of the principal amount of the New Bonds then outstanding to be redeemed; or

•    the sum of the present values of the remaining scheduled payments of principal and interest on the New Bonds being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate applicable to each series of New Bonds, plus basis points in the case of the Series A Bonds and basis points in the case of the Series B Bonds, plus, in each case, accrued and unpaid interest on the principal amount of the Series A Bonds or Series B Bonds, as applicable, being redeemed to the redemption date.

“Treasury rate,” applicable to each series, means, with respect to any redemption date:

•    the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•    if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

S-6

                “Comparable treasury issue,” applicable to each series, means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Comparable treasury price,” applicable to each series, means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker,” applicable to each series, means an independent investment banking institution of national standing appointed by us.

“Reference treasury dealer,” applicable to each series, means any five primary treasury dealers selected by us after consultation with the independent investment banker, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer.

“Reference treasury dealer quotations,” applicable to each series, means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.î

So long as the New Bonds of either series are registered in the name of The Depository Trust Company, as depositary ("DTC"), its nominee or a successor depositary, if we elect to redeem less than all of the New Bonds of such series, DTCäs practice is to determine by lot the amount of the interest of each direct participant, in the New Bonds of such series to be redeemed. At all other times, the Trustee shall draw by lot, in such manner as it deems appropriate, the particular New Bonds of such series, or portions of them, to be redeemed.

Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of New Bonds of such series to be redeemed, which, as long as the New Bonds of such series are held in the book-entry only system, will be DTC, its nominee or a successor depositary. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the bonds of such series, or the portions of them so called for redemption, shall cease to accrue. For further information on DTC and its practices, see “-Global Securities” and “Certain Notices” in this prospectus supplement and “Description of the Bonds-“Book-Entry Only System” in the accompanying prospectus.

Global Securities

When the New Bonds are initially issued, one or more global securities (the "Global Securities") will represent each series of New Bonds. These Global Securities will have an aggregate principal amount equal to that of the series they represent. Each Global Security will be deposited with, or on behalf of DTC, and registered in the name of Cedeî& Co., a nominee of DTC. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Indenture. Please refer to "Description of the Bonds—Book-Entry Only System" in the accompanying prospectus.

Certain Notices

With respect to any series of New Bonds represented by a Global Security, notices to be given to the holders of such series will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. We believe that DTC's practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the New Bonds through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the New Bonds may be given and received through the facilities of DTC. Neither we nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the New Bonds in global form.

S-7

With respect to New Bonds not represented by a Global Security, other notices to be given to the holders of such series will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the security register maintained by us or our agent as of the close of business the day before notice is given. Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

UNDERWRITING

Barclays Capital Inc. (“Barclays”) and J.P. Morgan Securities Inc. (“JPMorgan”) are acting as the joint book-running managers and as the representatives of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and each of the underwriters named below, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters, and each of the underwriters have severally, but not jointly, agreed to purchase the principal amount of Series A Bonds and Series B Bonds set forth opposite its name below:

Underwriters	Principal Amount of Series A Bonds	Principal Amount of Series B Bonds

Barclays Capital Inc.	$	$
J.P. Morgan Securities Inc.
Banc of America Securities LLC
BNY Capital Markets, Inc
Wachovia Capital Markets, LLC
Wedbush Morgan Securities Inc.
Total	$	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series A Bonds offered hereby if any of the Series A Bonds are purchased and all of the Series B Bonds offered hereby if any of the Series B Bonds are purchased. The obligations of the underwriters, including their agreement to purchase the New Bonds from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

The underwriters have advised us that they initially propose to offer part of the New Bonds directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of % of the principal amount of the Series A Bonds in the case of the Series A Bonds and not in excess of % of the principal amount of the Series B Bonds in the case of the Series B Bonds. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed % of the principal amount of the Series A Bonds in the case of the Series A Bonds and not to exceed % of the principal amount of the Series B Bonds in the case of the Series B Bonds, on sales to other dealers. After the initial offering of the New Bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

The New Bonds are a new issue of securities with no established trading market. We do not plan to list either the Series A Bonds or the Series B Bonds on any national securities exchange or the Nasdaq Stock Market, and there is no established trading market for either series. The underwriters have advised us that they intend to make a market in the New Bonds. The underwriters are not obligated to do so, however, and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for either the Series A Bonds or the Series B Bonds or that a public trading market for either series of New Bonds will develop.

S-8

In order to facilitate the offering of the New Bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either series. Specifically, the underwriters may overallot in connection with the offering of either series of New Bonds, creating a short position in such series for its own account. In addition, to cover overallotments or to stabilize the price of either series, the underwriters may bid for, and purchase, New Bonds of such series in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Series A Bonds or Series B Bonds in the offering, if it repurchases previously distributed New Bonds of such series in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for either series above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We estimate that our expenses in connection with the offer and sale of the New Bonds will be approximately $    in the case of the Series A Bonds and $    in the case of the Series B Bonds.

We expect to deliver the New Bonds against payment for the New Bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of the pricing of each series. Under Ruleî15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of New Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that both series initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

UBOC Investment Services, Inc., an NASD member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

The underwriters and certain of their affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us and our affiliates in the ordinary course of business.

Barclays and JPMorgan will make the New Bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between Barclays and JPMorgan and their respective customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Barclays and JPMorgan based on transactions Barclays and JPMorgan conduct through the system. Barclays and JPMorgan will make the securities available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL OPINIONS

Jeffrey C. Miller, an Assistant General Counsel of Northeast Utilities Service Company, our service company affiliate, and Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for the underwriters, will pass on certain legal matters relating to the New Bonds. As of September 1, 2004, Mr.îMiller beneficially owned 7,898 of the common shares of NU, our parent company.

S-9

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PROSPECTUS

THE CONNECTICUT LIGHT AND POWER COMPANY

$880,000,000

FIRST AND REFUNDING MORTGAGE BONDS

The Connecticut Light and Power Company intends to offer from time to time in one or more series up to $880 million of its First and Refunding Mortgage Bonds (the “Bonds”). This Prospectus provides you with a general description of the Bonds.

When a particular series of Bonds is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Bonds (each such supplement, a “Prospectus Supplement”). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Bonds. This Prospectus may not be used to sell any of the Bonds unless accompanied by a Prospectus Supplement.

Unless otherwise indicated in a related Prospectus Supplement, the Bonds will not be listed on a national securities exchange or on the Nasdaq stock market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the Bonds directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Bonds. “Plan of Distribution” below also provides more information on this topic.

The date of this Prospectus is September 8, 2004

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commissionäs rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by us with the Commission, at the Commissionäs Public Reference Room at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commissionäs Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commissionäs Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2003, on the website of our parent company, Northeast Utilities, at http://www.nu.com. The information on this website is not a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement‹s›. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all the Bonds:

-	Annual Report of the Company on Form 10-K for the year ended December 31, 2003;

-	Quarterly Reports for the Company on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

-	Current Reports for the Company on Form 8-K filed on January 22, 2004, June 15, 2004 and June 28, 2004.
We will provide to each person, including any beneficial owner of Bonds, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:
Randy A. Shoop
Treasurer
The Connecticut Light and Power Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-3258

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FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward-looking statements. Actual results or outcomes could differ materially because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets and other presently unknown or unforeseen factors.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Environmental Protection Agency and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs and present or prospective wholesale and retail competition (including but not limited to transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. See “Where You Can Find More Information” above. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Commission utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell the Bonds in one or more series up to an aggregate dollar amount of $880,000,000.

This Prospectus provides you with a general description of the Bonds. Each time we sell the Bonds, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in the Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

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THE CONNECTICUT LIGHT AND POWER COMPANY

The Connecticut Light and Power Company (the “Company”), a Connecticut corporation, is a wholly-owned subsidiary of Northeast Utilities, a registered public utility holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company--furnish electric service in portions of Connecticut, New Hampshire and western Massachusetts. The Company is the largest electric utility in Connecticut and is engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 1.2 million retail customers in 149 cities and towns in Connecticut. We have two wholly-owned active subsidiaries, CL&P Receivables Corporation, a financing subsidiary, and CL&P Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds as part of a state-sponsored securitization program.

Our principal executive offices are located at 107 Selden Street, Berlin, CT 06037.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

	Six Months Ended June 30, 2004	Year Ended December 31,
	(unaudited)	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges (1)	2.13	1.75	2.10	2.46	3.07	1.47
_______________
(1)	For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest, and dividend payments on preferred stock.

USE OF PROCEEDS

The net proceeds from the sale of the Bonds will be used (i) to refinance short-term borrowings of the Company previously incurred or to be incurred in the ordinary course of business, including borrowings incurred for the redemption of the $59 million 1994 Series C 8-½% Bonds Due June 1, 2024, which were redeemed on August 10, 2004, (ii) to finance capital expenditures for distribution and transmission facilities expansion and (iii) for general corporate purposes. As of June 30, 2004, we had $201.2 million of short-term debt outstanding and $80 million in borrowings under our accounts receivable facility.

DESCRIPTION OF THE BONDS

General. We will issue the Bonds in one or more series under an Indenture of Mortgage and Deed of Trust, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”), dated as of May 1, 1921, as amended and supplemented and as it is to be further supplemented by one or more Supplemental Indentures each of which would relate to one or more series of the Bonds. In this Prospectus, we will refer to the Indenture of Mortgage and Deed of Trust, as amended and supplemented, as the “Indenture” and we will refer to any Supplemental Indenture that will supplement the Indenture as a “Supplemental Indenture.”

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The following description sets forth certain general terms and provisions of the Bonds to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Indenture, which is incorporated herein by reference in and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Bonds offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Bonds so offered will be described therein. Capitalized terms not defined herein have the meanings given to them in the Indenture. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

Amendment and Restatement of the Indenture. We currently are seeking to amend and restate the Indenture substantially in its entirety. To become effective under the Indenture, most of the terms of such amendment would require the consent of the holders of 66-2/3% in principal amount of all bonds outstanding under the Indenture. The remaining terms of such amendment would require the consent of the holders of 100% in principal amount of all bonds outstanding under the Indenture. In this Prospectus, we will refer to the terms of such amendment that would require 66-2/3% consent as the “A Amendment” and we will refer to the terms of such amendment that would require 100% consent as the “B Amendment.” We have already obtained the required approvals for both the A Amendment and the B Amendment from the Connecticut Department of Public Utility Control.

Each holder of the Bonds, solely by virtue of its acquisition of the Bonds, will have and be deemed to have consented, without the need for any further action or consent by such holder, to the A Amendment and the B Amendment, with such additions, deletions, and other changes made prior to the time of such amendment and restatement (“Future Changes”) (1) that add to our covenants in the A Amendment and the B Amendment, or surrender our rights or powers therein, for the benefit of the holders of the bonds issued thereunder, (2) as the Trustee and its counsel may request, (3) as the Connecticut Department of Public Utility Control or other regulatory authority having jurisdiction over us may request, or (4) otherwise, as we may propose after the date of the execution and delivery of each Supplemental Indenture under which a series of the Bonds is issued, provided that (a) in the case of any Future Change described in clause (4), that Future Change is not, in our reasonable judgment, inconsistent with the fundamental structure and terms of the A Amendment and the B Amendment, and (b) in the case of any Future Change described in clause (3) or (4), such Future Change does not adversely affect in any material respect the interests of the holders of the Bonds. We intend to include a similar consent to both the A Amendment and the B Amendment as part of the terms of any new bonds to be issued under the Indenture.

Thus, at some time in the future, we expect to receive the consents that we will need to cause the A Amendment and the B Amendment, together with such further additions, deletions, and other changes, to become effective. We presently expect to cause the A Amendment to become effective promptly upon receipt of the requisite 66-2/3% consent. Thereafter, the B Amendment would become effective automatically upon receipt of the requisite 100% consent.

Based on the amount of bonds currently outstanding, and assuming no bond retirements, we will receive the 66-2/3% consent that we will need to cause the A Amendment to become effective upon our issuance of approximately $400 million of new bonds. Based upon our estimate of issuances of new bonds, including the Bonds, we presently estimate that we will receive the requisite 66-2/3% consent for the A Amendment no later than mid-2006.

As of August 11, 2004, we had two series of bonds outstanding - the $139.8 million 7 7/8% Series D bonds due 2024, which are non-callable, and the $62 million 1996 Series B bonds due 2031, which evidence and secure our obligations relating to a like amount of tax-exempt bonds. At the present time, we do not foresee redeeming, purchasing or retiring either series of those bonds prior to maturity nor do we expect to seek or receive consent to the A Amendment and the B Amendment from the holders of such bonds. Therefore, we do not presently expect the B Amendment to become effective until those two series of bonds mature.

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Accordingly, presented below are summary descriptions of the Bonds and the Indenture - as now in effect and as they will be in effect if, following receipt of requisite bondholder consents, the Indenture is amended in accordance with the terms of the A Amendment and the B Amendment.

THERE ARE MATERIAL DIFFERENCES BETWEEN THE INDENTURE AS NOW IN EFFECT AND AS IT WILL BE IN EFFECT IF AND WHEN IT IS AMENDED BY THE A AMENDMENT AND THE B AMENDMENT, AND YOU ARE ADVISED TO CAREFULLY READ THE SUMMARIES BELOW TO UNDERSTAND THE IMPACT OF THE A AMENDMENT AND THE B AMENDMENT. THE SUMMARY DESCRIPTION OF THE PROVISIONS OF THE INDENTURE AND OF THE A AMENDMENT AND THE B AMENDMENT WHICH FOLLOWS DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL OF THE PROVISIONS THEREOF. COPIES OF THE INDENTURE AS NOW IN EFFECT AND THE FORM OF PROPOSED AMENDMENT AND RESTATEMENT OF THE INDENTURE, INCLUDING THE A AMENDMENT AND THE B AMENDMENT, ARE AVAILABLE FROM US AND REFERENCE IS MADE TO THE INDENTURE AS NOW IN EFFECT AND THE FORM OF PROPOSED AMENDMENT AND RESTATEMENT OF THE INDENTURE FOR A COMPLETE STATEMENT OF THE APPLICABLE PROVISIONS. THE PROPOSED AMENDMENT AND RESTATEMENT OF THE INDENTURE, INCLUDING THE A AMENDMENT AND THE B AMENDMENT, IS INCLUDED AS AN EXHIBIT TO THE SUPPLEMENTAL INDENTURE THAT IS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

General Terms of the Bonds. The Prospectus Supplement with respect to each series of Bonds will set forth the maturity date, interest rate, interest payment dates, record dates and other specific terms and provisions for such series.

The Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of Bonds of other authorized denominations and for transfer at the principal office of the Trustee in New York City without payment in either case of any charge other than for any tax or other governmental charges required to be paid by us.

The A Amendment and the B Amendment would not affect the above-described provisions.

Security. The Indenture constitutes a first mortgage lien (subject to liens permitted by the Indenture) on substantially all of our physical property and franchises, including our generating stations, if any are acquired in the future, and our transmission and distribution facilities. We currently do not own any generating stations. Subject to the provisions of the Federal Bankruptcy Code, the Indenture will also constitute a lien on after-acquired property, although in states other than Connecticut it may be necessary to comply with applicable recording requirements to perfect the lien on after-acquired property. The Indenture also permits after-acquired property to be subject to liens prior to that of the Indenture. The security afforded by the Indenture is for the equal and ratable protection of all our presently outstanding bonds and any bonds which may hereafter be issued under the Indenture, including the Bonds.

The A Amendment and the B Amendment would continue the existing first mortgage lien of the Indenture, but the B Amendment would expand both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject thereto. However, the B Amendment also would exclude any generating properties from the lien of the Indenture. Although this is not significant at present because we own no generating properties and have no present plan to acquire or construct any such properties, if any such properties are acquired or constructed in the future, they would not be subject to the lien of the Indenture unless we chose to take such action.

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Unlike the Indenture, the B Amendment would permit us to create liens on the mortgaged property that are equal with or prior to the lien of the Indenture. We believe that this change will not have a material effect on the security provided by the Indenture, because the Company may only issue equal or prior secured debt (other than bonds) in an aggregate principal amount up to 3% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the Indenture, plus (2) certain cash then on deposit with the Trustee. This issuance requirement would not apply to our assumption of debt secured by a lien existing (or created concurrently) on property we acquire after the Amendment becomes effective, and there would be no limit on the amount of equal or prior secured debt that we could so assume. However, the test for the issuance of additional bonds that would become effective with the A Amendment (and that is described below in the last paragraph under “-Issuance of Additional Bonds; Earnings Coverage”), in effect, counts all outstanding equal or prior secured debt against our ability to issue additional bonds.

Under certain limited circumstances, the lien of the Indenture on real property in Connecticut acquired by us after June 3, 1985 could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes Section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste. Although we presently own no property outside of Connecticut, if we acquire such property it is likely that comparable environmental lien subordination statutes would apply to any such property in other states.

Redemption Provisions. Unless otherwise provided in the Supplemental Indenture under which a series of the bonds is issued, each series of bonds will be redeemable at our option as a whole or in part at any time upon at least 30 days' prior written notice given by mail as provided in the Indenture at redemption prices (expressed in percentages of principal amount) that will be set forth in the Supplemental Indenture and the Prospectus Supplement with respect to such series, together in each case with accrued and unpaid interest to the redemption date.

The A Amendment and the B Amendment would not affect the above-described redemption provisions.

Issuance of Additional Bonds; Earnings Coverage. The Indenture permits, subject to various conditions and restrictions set forth therein, the issuance of an unlimited amount of additional bonds. Additional bonds may be issued under the Indenture (a) against bonds or certain prior lien obligations that have been retired or redeemed, or (b) on the basis of a certification of unbonded property additions, or (c) against the deposit of an equal amount of cash with the Trustee.

Additional bonds may be issued under the Indenture to the extent of 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the Commission under the Public Utility Holding Company Act of 1935 (the “Holding Company Act”)) of unbonded property additions.

Except in the case of issuing bonds against prior redeemed bonds, we may not issue additional bonds under the Indenture unless its net earnings, as defined and as computed without deducting income taxes, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application to the Trustee for authentication of additional bonds is made, were at least twice the annual interest charges on all of our outstanding bonds, including the proposed additional bonds, and any outstanding prior lien obligations. We have no current unbonded property additions available that would support the issuance of additional bonds under the Indenture, nor do we believe we will have any in the foreseeable future. Therefore, we must issue bonds against prior redeemed bonds (of which we have approximately $685.4 million presently available) and, as indicated above, in such case, the net earnings coverage test would not apply.

Where cash is deposited under the Indenture with the Trustee as a basis for the issue of bonds, it may be withdrawn against 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the Commission under the Holding Company Act) of bondable property additions or against the deposit of bonds or prior lien obligations that would otherwise be available to be made the basis of the issue of additional bonds. Such cash may also be used to purchase or redeem bonds of any series as we may designate.

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As of June 30, 2004, we had no unbonded property additions available that would support the issuance of additional bonds under the Indenture. We believe, however, that we have sufficient credits available with respect to previously retired or redeemed bonds to issue, at some time in the future, presently estimated to be no later than mid-2006, a sufficient principal amount of new bonds to allow us to obtain the requisite consents that we will need to cause the A Amendment to become effective. See “Amendment and Restatement of the Indenture” above.

Under the A Amendment, all of the above-described issuance requirements would be eliminated and new bonds could be issued under the Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding bonds and “secured debt” (generally, debt secured by a lien equal with or prior to the lien of the Indenture) does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the Indenture plus (2) certain cash then on deposit with the Trustee.

Sinking and Improvement Fund. Neither the Indenture, the A Amendment nor the B Amendment contain a sinking and improvement fund requirement.

Replacement Fund. If, as at the end of any year, the aggregate amount expended by us for property additions since December 31, 1966 is less than the “replacement fund requirement” (discussed below) for the same period, we are required under the Indenture to make up the deficit by depositing cash with the Trustee, or by depositing with the Trustee bonds or prior lien obligations which would otherwise be available as a basis for the issuance of additional bonds or by certifying unbonded property additions taken at 100% of the amount certified. At our request, any cash so deposited may be used to purchase or redeem (at the applicable Special Redemption Price) bonds of such series as we may designate. A replacement fund deficit may thereafter be offset by expenditures in a later year in excess of the requirement for such year and thereupon we will be entitled, to the extent of such offset, to the return of cash, bonds or prior lien obligations deposited to make up the deficit or reinstate as bondable any property additions certified for such purpose.

The replacement fund requirement is computed on an annual basis, and is equal, for each year, to 2.25% of the average of the amounts carried on our books for depreciable property at the beginning and end of the year. As of June 30, 2004, our expenditures for property additions had exceeded the replacement fund requirement by approximately $994,137,661.

The A Amendment would eliminate the replacement fund requirement.

Withdrawal or Application of Cash. Cash deposited with the Trustee pursuant to the replacement fund requirements may, at our option, be withdrawn against a certification of unbonded property additions, or against the deposit of bonds or prior lien obligations which would otherwise be available to be made the basis of the issue of additional bonds or may be applied to the purchase or redemption (at the applicable Special Redemption Price) of bonds of such series as we may designate. When the cash to be withdrawn has been deposited under the replacement fund requirement, a withdrawal equal to 100% is permitted.

Under the A Amendment, cash deposited with the Trustee can be applied or withdrawn by the Company at any time so long as there is no default under the Indenture and so long as, after giving effect to such withdrawal, the Company could then issue at least $1.00 of additional bonds under the test for the issuance of additional bonds that would become effective with the A Amendment (and that is described above in the last paragraph under “Issuance of Additional Bonds; Earnings Coverage”).

Release of Property. Unless an event of default under the Indenture has occurred and is continuing, the Company may obtain the release from the lien of the Indenture of any mortgaged property upon a certification that the property is no longer desirable in the conduct of the Companyäs business, that the security of the Indenture will not be impaired and the deposit with the Trustee of an amount in cash or property equal to the full value to the Company of the property to be released.

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Under the A Amendment, property may be released upon compliance with the same requirements applicable to the withdrawal of cash deposited with the Trustee described above in the second paragraph under “Withdrawal or Application of Cash.”

The A Amendment also would provide simplified procedures for the release of property and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. If we retain any interest in any property released from the lien of the Indenture, the Indenture will not constitute a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. The B Amendment would provide simplified procedures for the release of minor properties.

Dividend Restrictions. The Indenture contains provisions that restrict the payment of common stock dividends. Under these provisions, we may not, after December 31, 1966, declare or pay any dividends, or make any other distributions on or in respect of its common stock (other than by way of stock dividends or when an equal amount of cash is received concurrently as a capital contribution or on the sale of common stock), or purchase or otherwise acquire or permit a subsidiary to purchase or otherwise acquire for a consideration any shares of our common stock, if the aggregate of such dividends, distributions, and such consideration for purchase or other acquisition of shares of our common stock after December 31, 1966 would exceed (i) earned surplus (determined in accordance with the Indenture) accumulated after December 31, 1966, plus (ii) earned surplus accumulated prior to January 1, 1967 in an amount not exceeding $13,500,000, plus (iii) such additional amount as may be authorized by the Commission under the Holding Company Act. In 2000 and 2002 the Commission authorized the payment of an aggregate additional $410,000,000 from capital surplus, of which $400,000,000 has been paid. At June 30, 2004 earned surplus against which such dividends, distributions, and such consideration for purchase or other acquisition of shares could be paid or made amounted to approximately $297,942,000.

The A Amendment would eliminate the above-described dividend restriction.

Default. The Indenture provides that the following events will constitute “events of default” thereunder: (i) failure to pay principal; (ii) failure for 90 days to pay interest; (iii) failure to perform any of the other Indenture covenants for 90 days after notice to the Company; (iv) failure to perform any covenant contained in any lien securing prior lien obligations if such default permits enforcement of the lien; and (v) certain events in bankruptcy, insolvency or receivership. The Indenture requires us to deliver to the Trustee an annual officeräs certificate as to compliance with certain provisions of the Indenture.

The A Amendment would modify the above-described “event of default” provisions by eliminating the “event of default” with respect to prior lien obligations described in clause (iv) and by including as an additional enumerated “event of default” any other event or occurrence specified as an “event of default” in the terms of a particular series of bonds.

The Indenture provides that, if any event of default exists, the holders of a majority in principal amount of the bonds outstanding may, after tender to the Trustee of indemnity satisfactory to it, direct the sale of the mortgaged property.

The A Amendment and B Amendment would not affect the above-described provisions relating to the direction of the Trustee upon an event of default.

Modification of the Indenture. The Indenture may be supplemented or amended to convey additional property, to state indebtedness of companies merged, to add further limitations to the Indenture, to evidence a successor company, or to make such provision in regard to questions arising under the Indenture as may be necessary or desirable and not inconsistent with its terms.

Under the A Amendment, the Indenture may also be amended without bondholder consent if the changes do not adversely affect the interests of the holders of any series of bonds in any material respect.

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The Indenture also permits the modification, with the consent of holders of 66-2/3% of the bonds affected, of any provision of the Indenture, except that (a) no such modification may effect a reduction of such percentage unless all bondholders consent, (b) no such modification may effect the creation of a lien equal with or prior to that of the Indenture unless all bondholders consent, (c) no bondholder who refuses to consent may be deprived of his security and (d) the Companyäs obligations as to the maturities, payment of principal, interest or premium and other terms of payment may not be modified unless all affected bondholders consent.

The A Amendment retains the 66-2/3% consent requirement for modifications and also generally retains the restrictions described in (a), (b), (c), and (d) of the preceding paragraph. The B Amendment would remove the 66-2/3% consent requirement and permit modifications with the consent of holders of a majority of the bonds so affected, but generally retains the restrictions described in (a) and (d) of the preceding paragraph. Under the B Amendment, the restriction described in (b) of the preceding paragraph would become inapplicable, because the B Amendment also would permit the creation of a lien equal with or prior to that of the Indenture (as described above in the third paragraph under “Security”). The B Amendment also generally retains the restriction described in (c) of the preceding paragraph, but would permit, without bondholder consent, modifications that release the lien of the Indenture on mortgaged property having an aggregate value not greater than 10% of the aggregate value of all mortgaged property at the time the B Amendment becomes effective.

Book-Entry Only System. Each series of Bonds may be issued in the form of one or more global bonds (the "Global Bonds") representing all or part of such series of Bonds and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Indenture ("DTC") and registered in the name of DTC or nominee of DTC. Certificated Bonds will not be exchangeable for Global Bonds and, except under the circumstances described below, the Global Bonds will not be exchangeable for certificated Bonds.

So long as DTC, or its nominee, is the registered owner of the Global Bonds, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Bonds represented by the Global Bonds for all purposes under the Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Global Bonds and will not be considered the Holders thereof under the Indenture. Accordingly, each person holding a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Bonds.

DTC has advised us as follows: DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

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Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of Global Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Bonds on DTC's records. The ownership interest of each actual purchaser of each Global Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Bonds, except in the event that the use of the book-entry system for the Global Bonds is discontinued.

To facilitate subsequent transfers, all Global Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If the Global Bonds are redeemable, redemption notices shall be sent to DTC. If less than all of the Global Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Global Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the Global Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or any agent for payment on or registration of transfer or exchange of any Global Bond on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC nor its nominee, any agent for payment on or registration of transfer or exchange of any Global Bond, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or any agent for payment on or registration of transfer or exchange of any Global Bond, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

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DTC may discontinue providing its services as securities depository with respect to the Global Bonds at any time by giving reasonable notice to us or any agent for payment on or registration of transfer or exchange of any Global Bond. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Bonds are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Global Bond certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

Neither the Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Bond will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial interests.

LEGAL OPINIONS

Legal opinions relating to the validity of the Bonds will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of the Company.

Certain legal matters will be passed upon for any underwriters by Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for any underwriters, agents or dealers.

EXPERTS

The consolidated financial statements and the related financial statement schedules as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference , and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PLAN OF DISTRIBUTION

We may sell the Bonds offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Bonds may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of Bonds of any series.

If we use any underwriters in the sale of Bonds, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the obligations of any underwriters to purchase the Bonds will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the Bonds offered in the Prospectus Supplement if any are purchased.

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If a dealer is utilized in the sale of the Bonds, we will sell the Bonds to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

If any of the Bonds are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Bonds. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would otherwise be in the absence of such transactions.

The Bonds of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Bonds are sold by us for public offering and sale may make a market in such Bonds, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Bonds.

In connection with the sale of the Bonds, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Bonds may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

We are currently contemplating issuing up to $280 million of Bonds in an underwritten offering shortly after the registration statement containing this Prospectus is declared effective by the Commission. The general terms of the Bonds are described in this Prospectus under "Description of the Bonds." We have not finally determined the timing or terms of such an offering. J.P. Morgan Securities Inc. and Barclays Capital Inc. will be the joint book-running co-managers in connection with the offering. We may select additional underwriters in connection with the offering. Total underwritersä compensation to be paid by us is not expected to exceed 0.875% of the principal amount of the Bonds to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new Bonds is expected to be from 10 to 30 years. We expect that the use of the proceeds from this offering will be to refund short-term debt incurred in the ordinary course of business, to finance certain capital expenditures and for general corporate purposes, as described in more detail in this Prospectus under "Use of Proceeds." Other terms will be reflected in a prospectus supplement that will be filed with the Commission if and when we decide to proceed with any such offering.

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